Exhibit 99.2

Belong Acquisition Corp. Announces Completion of $150,000,000 Initial Public Offering

PHILADELPHIA, PA, July 27, 2021 (GLOBE NEWSWIRE) -- Belong Acquisition Corp. (NASDAQ:BLNGU) (the “Company”), a special purpose acquisition company formed for the purpose of acquiring or merging with one or more businesses, today completed its initial public offering of 15,000,000 units at a price of $10.00 per unit for gross proceeds to the Company of $150,000,000. The Company's units began trading on July 23, 2021 on the Nasdaq Capital Market under the symbol "BLNGU". Each unit issued in the offering consists of one share of Class A common stock of the Company and one-half of one warrant, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common shares and warrants are expected to be listed on NASDAQ under the symbols “BLNG” and “BLNGW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Wells Fargo Securities, LLC and Loop Capital Markets LLC served as joint book-running managers for the offering. R. Seelaus & Co., LLC, Samuel A. Ramirez & Company, Inc. and Siebert Williams Shank & Co., LLC served as co-managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on July 22, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained by contacting Wells Fargo Securities, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, at (800) 326-5897 or emailing a request to cmclientsupport@wellsfargo.com or by contacting Loop Capital Markets LLC, Attention: Equity Capital Markets, 111 West Jackson Boulevard, Suite 1901, Chicago, Illinois, 60604 or emailing a request to loopecm@loopcapital.com. Copies of the registration statement can be accessed for free through the SEC’s website at www.sec.gov.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Jennifer Deason
jen@belongcapital.co
347-824-5651